Exhibit 99.1

Amcor Completes One-for-Five Reverse Stock Split

Zurich — January 15, 2026 — Amcor plc (NYSE: AMCR; ASX: AMC), a global leader in developing and producing responsible packaging solutions, announced today it has completed its previously announced 1-for-5 reverse stock split.

The reverse stock split was approved by Amcor shareholders at its annual general meeting of shareholders held on November 6, 2025. Amcor filed an amendment to its memorandum of association to effect the reverse stock split on January 14, 2026.

Amcor ordinary shares began trading on a split-adjusted basis on the New York Stock Exchange (“NYSE”) today and shares continue to trade under the symbol “AMCR” with a new CUSIP number, which is G0250X 149. Amcor’s CHESS Depositary Interests (“CDIs”) continue to trade under the symbol “AMC” and are also now trading on a split-adjusted basis.

Amcor’s transfer agent, Computershare, is acting as exchange agent for the reverse stock split. Registered U.S. shareholders who hold their shares directly may contact Computershare toll free at 1-866-526-3029 (within the U.S.), or at 1-617-668-3920. Holders of CDIs may contact Computershare toll free at 1300 850 505 (within Australia) or at +61 3 9415 4000 (outside of Australia). If you hold your shares with a broker, queries should be directed to your broker.

Additional information concerning the reverse stock split can be found in Amcor’s definitive proxy statement filed with the Securities and Exchange Commission on September 23, 2025, as well as on Amcor’s Investor Relations website, https://www.amcor.com/investors.

For further information please contact:

Investors: Tracey Whitehead Global Head of Investor Relations Amcor +61 408 037 590 tracey.whitehead@amcor.com	Damien Bird Vice President Investor Relations Amcor +61 481 900 499 damien.bird@amcor.com	Damon Wright Vice President Investor Relations Amcor +1 224 313 7141 damon.wright@amcor.com	Dustin Stilwell Vice President Investor Relations Amcor +1 812 306 2964 dustin.stilwell@amcor.com
Media – Europe Ernesto Duran Head of Global Communications Amcor +41 78 698 69 40 ernesto.duran@amcor.com	Media – Australia James Strong Managing Director Sodali & Co +61 448 881 174 james.strong@sodali.com	Media – North America Julie Liedtke Director – Media Relations Amcor +1 847 204 2319 julie.liedtke@amcor.com

About Amcor

Amcor is the global leader in developing and producing responsible consumer packaging and dispensing solutions across a variety of materials for nutrition, health, beauty and wellness categories. Our global product innovation and sustainability expertise enables us to solve packaging challenges around the world every day, producing a range of flexible packaging, rigid packaging, cartons, and closures, that are more sustainable, functional and appealing for our customers and their consumers. We are guided by our purpose of elevating customers, shaping lives and protecting the future. Supported by a commitment to safety, over 75,000 people generate $23 billion in annualized sales from operations that span over 400 locations in more than 40 countries. NYSE: AMCR; ASX: AMC

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